Amendment To DEED OF Lease
THIS AMENDMENT TO DEED OF LEASE (this “Amendment”) is made this 23 day of, August 2021 (the “Effective Date”), by and between KEY WEST MD OWNER LLC, a Delaware limited liability company (“Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
RECITALS:
A.Landlord’s predecessor-in-interest, Advent Key West, LLC, and Tenant entered into that certain Deed of Lease dated January 31, 2019 (the “Lease”), whereby Tenant leased approximately 136,016 rentable square feet of space (the “Original Demised Premises”), in two buildings located at 9715 and 9717 Key West Avenue, Rockville, Maryland (collectively, the “Building”).
B.Landlord desires to lease to Tenant and Tenant desires to lease from Landlord, approximately 9,903 square feet of space (the “Expansion Premises”) located on the first (1st) floor of the “9717 Building” (as defined in the Lease), which Expansion Premises is more particularly described on Exhibit A which is attached to and made a part hereof.
C.Landlord and Tenant desire to modify the Lease as set forth below.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:
1.Expansion Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Expansion Premises. Notwithstanding anything in the Lease or in this Amendment to the contrary, Tenant is leasing the Expansion Premises in its as-is condition.
2.Term. The term of the Lease with respect to the Expansion Premises shall commence on September 1, 2021 (the “Expansion Premises Commencement Date”) and shall be coterminous with the “Lease Term” (as defined in the Lease) with respect to the Original Demised Premises.
3.Base Annual Rent. In addition to the “Base Annual Rent” (as defined in the Lease) with respect to the Original Demised Premises, Tenant covenants and agrees to pay Landlord Base Annual Rent with respect to the Expansion Premises (“Expansion Premises Base Annual Rent”) as follows:

Period	Base Annual Rent	Base Monthly Rent	Rent PSF
9/1/21-1/31/22	$177,758.88 (annualized amount)	$14,813.24	$17.95
2/1/22-1/31/23	$181,323.96	$15,110.33	$18.31
2/1/23-1/31/24	$184,889.04	$15,407.42	$18.67
2/1/24-1/31/25	$188,652.12	$15,721.01	$19.05
2/1/25-1/31/26	$192,415.32	$16,034.61	$19.43
2/1/26-1/31/27	$196,178.40	$16,348.20	$19.81

2/1/27-1/31/28	$200,139.60	$16,678.30	$20.21
2/1/28-1/31/29	$204,199.92	$17,016.66	$20.62
2/1/29-1/31/30	$208,260.12	$17,355.01	$21.03
2/1/30-1/31/31	$212,419.32	$17,701.61	$21.45
2/1/32-1/31/32	$216,677.64	$18,056.47	$21.88
2/1/32-1/31/33	$220,935.96	$18,411.33	$22.31
2/1/33-1/31/24	$225,392.28	$18,782.69	$22.76
2/1/34-4/30/34	$229,947.72 (annualized amount)	$19,162.31	$23.22
Provided Tenant is not in default under the Lease, as amended by this Amendment, Landlord agrees to abate the Expansion Premises Base Annual Rent that is payable under this Amendment for the first three hundred seventy eight (378) days of the term of the Lease with respect to the Expansion Premises. The foregoing rent chart, Tenant’s “Proportionate Share” (as defined in Section 4 below), and the “Expansion Premises Construction Allowance” (as defined in Section 5 below) have been prepared on the basis that the Expansion Premises contains approximately 9,903 square feet of rentable area. In the event that the Expansion Premises contains more or less than 9,903 square feet of rentable area, then the parties shall promptly enter into an amendment of the Lease to adjust (i) the rent chart, and (ii) the Proportionate Shares set forth in Section 4 below, which adjustment shall be made using the same methodology that is sent forth in Exhibit G to the Lease, and (iii) the Expansion Premises Construction Allowance.
4.Proportionate Share. Subject to the provisions of Section 3 above, from and after the Expansion Premises Commencement Date, Tenant’s “Proportionate Share” (as defined in the Lease) (a) with respect to the 9717 Building shall be increased to 84.75%, and (b) with respect to the “Project” (as defined in the Lease) shall be increased to 51.10%.
5.Expansion Premises Construction Allowance. Tenant shall be entitled to receive a construction allowance in connection with its lease of the Expansion Premises in the amount of the product of the number of square feet of rentable area contained within the Expansion Premises multiplied by $62.30 (the “Expansion Premises Construction Allowance”). Landlord shall be entitled to receive a construction supervisory fee in the amount of the product of the number of square feet of rentable area contained within the Expansion Premises multiplied by $0.37, which amount may be deducted from the amount of the Expansion Premises Construction Allowance. The Expansion Premises Construction Allowance shall be payable in accordance with the provisions of the Work Agreement that is attached to the Lease as Exhibit E that were applicable to the payment of the “Construction Allowance” (as defined in the Lease), except that if the Expansion Premises Construction Allowance is not fully utilized by Tenant within one (1) year after the Effective Date, the unused portion of the Expansion Premises Construction Allowance shall be retained by Landlord.

6.Definitions; Merger. From and after the Expansion Premises Commencement Date, except where the context plainly requires otherwise, (a) the term “Demised Premises” shall mean the Original Demised Premises and the Expansion Premises, and (b) all references in the Lease to “Demised Premises” shall mean the Original Demised Premises and the Expansion Premises. Except where the context plainly requires otherwise, all capitalized terms that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. Notwithstanding anything herein to the contrary, in the event Landlord obtains a judgment against Tenant in connection with the Lease, the Lease shall not merge into the judgment.
7.Estoppel. To induce Landlord to enter into this Amendment, Tenant hereby represents and warrants to Landlord that as of the date of this Amendment:
(a)    Tenant is in possession of the entire Original Demised Premises;
(b)    Tenant has not assigned the Lease or sublet any portion of the Original Demised Premises;
(c)    The Lease is unmodified (except as otherwise expressly set forth to the contrary in this Amendment) and is in full force and effect;
(d)    Tenant has no claims against Landlord arising under or in connection with the Lease, and Tenant has no set off or defenses against the enforcement of any right or remedy of Landlord under the Lease; and
(e)Landlord is not in default of any of its obligations under the Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default by Landlord under the Lease.
8.Governing Documents. Except as modified by this Amendment, the Lease shall remain in full force in accordance with its terms. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.
9.Counterparts. This Amendment may be executed in (2) or more counterparts copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.
10.Incorporation of Recitals. The recitals set forth above are incorporated in and made a part of this Amendment.
(CONTINUED ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.
WITNESS/ATTEST:        LANDLORD:
KEY WEST MD OWNER LLC, a Delaware limited liability company

/s/ Peter Rosan	By:	/s/ Neal Gumbin
	Name:	Neal Gumbin
	Title:	Authorized Signatory
WITNESS/ATTEST:        TENANT:
SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation

/s/ Frank Mottola	By:	/s/ Jack Khattar
	Name:	Jack Khattar
	Title:	President & CEO

EXHIBIT A
EXPANSION PREMISES